Exhibit 99.1

TODCO Announces $150 Million Common Stock Repurchase Program

PR Newswire -- August 10, 2006

HOUSTON, Aug. 10 /PRNewswire-FirstCall/ -- TODCO (the “Company”) (NYSE: THE) announced that its Board of Directors has authorized the Company to repurchase prior to January 1, 2007 up to $150 million of its common stock. The Company plans to fund the repurchase program from current and future cash balances. The number of shares and the timing of purchases will be based on several factors, including the price of the common stock, general market conditions, available cash and alternate investment opportunities. The stock repurchase program is subject to termination prior to completion. TODCO currently has 61.9 million shares outstanding.

Jan Rask, President and Chief Executive Officer stated, “We are pleased to announce this stock repurchase program and believe that it allows us to bring value to our stockholders and demonstrates our confidence in our expectations for the future.”

Statements regarding our stock repurchase program as well as any other statements that are not historical facts in this release are forward-looking statements within the meaning of U.S. securities laws and involve certain risks, uncertainties and assumptions. These include, but are not limited to, general market conditions including demand for our services, the price of our common stock and other operating and economic considerations detailed in TODCO’s 2005 Form 10-K filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

TODCO is a leading provider of contract oil and gas drilling services with the largest rig fleet in the shallow water of the U.S. Gulf of Mexico and along the U.S. Gulf Coast. TODCO’s common stock is traded on the New York Stock Exchange under the symbol “THE”. For more information about TODCO, please go to the company’s web site at http://www.theoffshoredrillingcompany.com .

SOURCE  TODCO
          -0-                                                  08/10/2006
          /CONTACT:  Dale Wilhelm, Vice President & CFO of TODCO, +1-713-278-6014/
          /Web site:  http://www.theoffshoredrillingcompany.com /
          (THE)